Exhibit 10.5
EMPLOYMENT AGREEMENT
by and between
Dr. Nils Clausnitzer

and
VWR International Management Services
GmbH & Co. KG
Hilpertstraße 20a
D-64295 Darmstadt
§ 1 - Activities

(1)
Effective January 1, 2016 you will be employed with our company as the Senior Vice President and President EMEA-APAC Lab and Distribution Services. At the same time, you will be included in the circle of executive officers of the VWR International Management Services GmbH & Co. KG Company.

(2)
You will perform the tasks you are assigned with faithfully and using your best efforts and act according to the instructions given by the company management and superiors / persons entrusted by the latter.

(3)	We are entitled to charge you with other equal tasks which correspond to your knowledge and abilities.

(4)
We reserve the right to transfer you within the entire company in the scope of Section 3 if this can reasonably be expected when carefully considering the corporate interests and your personal interests.

§ 2 - Place of Work

(1)
Regarding organizational aspects you are allocated to the Darmstadt site. We reserve the right to transfer you to another place of work in the scope of § 1 Section 3 and 4 if this can reasonably be expected when considering corporate interests and your individual interests.

(2)	In case of a company-induced transfer to another place of work, we reimburse the moving expenses to a reasonable amount in the scope of the tax provisions upon presentation of corresponding supporting documents.
§ 3 - Remuneration

(1)
Your activities are remunerated at the end of each month by payment of a salary amounting to a gross sum of € 26,800 per month. At the end of each month, the remuneration is paid by remittance into the bank account indicated by you. Taking into account 12.5 monthly salaries your fixed annual salary amounts to a gross sum of € 335,000.

(2)
In case of good performance and depending on the economic results, a variable bonus may be paid. There is no legal right to this bonus, even in case of repeated payment. The MIP (Management Incentive Plan) is decisive for the determination of this bonus. For the year 2016, your bonus objective amounts to 75% of your fixed annual salary according to the provisions of the incentive plan. You will receive a separate letter on the details of the bonus provisions. For the year 2016 you will receive a guaranteed gross bonus payment of € 251,250.

(3)	By payment of the above remuneration, all activities to be performed by the employee according to this Employment Agreement are compensated. In particular, overtime is not remunerated separately.

(4)	You are bound to secrecy regarding the amount of your remuneration.
§ 4 - Equity & Long Term Incentives

(1)
You will be eligible to participate in the VWR Corporation 2014 Equity Incentive Plan. Initially, you are eligible to receive a one-time award under the Equity Incentive Plan in the form of options to purchase VWR Corporation’s common stock. The targeted value of this award is $780,000.00. The number of stock options shall be calculated on the date your employment commences in accordance with the Company’s option valuation practices. The details of this grant will be provided in, and subject to, separate documentation.

§ 5 - Assignment and Pledging
Assignment or pledging of claims from the employment, in particular claims for remuneration, require our consent.
§ 6 - Company Car
In your role as defined in § 1, you are provided with a company car on the basis of a separate company car agreement. Furthermore, the provisions of use result from the Car Policy as amended.
§ 7 - Reimbursement of Expenses
The reimbursement of costs resulting from business trips are subject to our general provisions on the reimbursement of traveling expenses.

§ 8 - Inability of Performance and Continued Payment of Salary

(1)
You are obliged to announce any inability of performance and its expected duration immediately if possible prior to start of work. On request, the reasons for the inability of performance are to be communicated.

(2)
If inability of performance lasts more than two calendar days, you are obliged to present a doctor's note on the inability of performance and the expected duration at latest on the next working day. We reserve the right to request the presentation of a doctor's note on the inability of performance even earlier. If the inability of performance lasts longer than indicated in the doctor's note, you are obliged to submit a new doctor's note within three working days after the certified end of the inability of performance. Also in this case, exceeding of the certified time of inability of performance is to be announced immediately.

(3)	In case of inability of performance due to sickness, the payment of your salary is continued according to the legal provisions.

(4)
If the inability of performance was induced by a third party, you herewith transfer to us already today the claims for damages amounting to the continued payment of salary to be made by us. In this case, you undertake to provide us with any information required for assertion of the claims.

§ 9 - Second Occupation

(1)	You undertake to devote your full efforts to our company and to perform a second occupation only after our prior written consent.

(2)	We will consent to a second occupation insofar as reasonable corporate interests are not impaired.

(3)	We can revoke our consent at any time if reasonable corporate interests are impaired while taking into account your personal interests.
§ 10 - Vacation

(1)	At the moment, you are entitled to paid annual vacation of 30 working days. The vacation year shall be equal to the calendar year. During this period the vacation is to be granted and to be taken.

(2)	The time of vacation is to be consented with us considering the corporate requirements and your personal requests.

(3)
In case of urgent corporate or personal reasons, the right to vacation can be transferred to the following year. In order to prevent lapse of the entitlement to vacation, it is to be taken by 31 March of the following year at latest.

(4)
In the year of joining and in the year of resignation, you are granted one twelfth of your annual vacation for each started month of employment. If you retire or are disabled otherwise, you are entitled to the entire annual vacation.

(5)
We pay an annual vacation allowance currently amounting to a gross sum of € 613.50. The vacation allowance will be paid together with the salary for June. In the year of joining and in the year of resignation, the vacation allowance will be paid on a pro rata basis. Part-time employees receive a vacation allowance for their contractual working time in proportion to the full- time employment.

§ 11 - Work Results and Inventions

(1)	You undertake to notify us of all work results as well as observations and experience made in the scope of your activity and to provide them to us for exclusive use and free disposal.

(2)	Insofar as work results are subject to the legal provisions on employee inventions, the provisions of this law shall apply to you as well as to us without any restrictions.

(3)
We undertake to keep the notified development results confidential as long as this is required by your reasonable concerns while this obligation expires when the development result is in-house or general state-of-the-art and / or otherwise known to the public. You will grant us an irrevocable and exclusive right of use of these development results.

(4)	You are always prepared to give explanations required for the development, transfer, or abandonment of industrial property rights. This obligation shall survive the end of the employment.
§ 12 - Publications and Talks
Publications as well as other papers or talks are to be submitted for approval prior to publication insofar as reasonable corporate interests are affected.
§ 13 - Confidentiality

(1)
You undertake to keep strictly confidential towards unauthorized persons - also within the company - all confidential business matters and operations, in particular business and trade secrets of which you may obtain knowledge in the scope of your activity.

(2)	The obligation to secrecy survives the resignation from the company.
§ 14 - Behavior at Work Place
Behavior at the work place is subject to the respective provisions of our Code of Conduct.
§ 15 - Termination of Employment

(1)
The employment agreement can be terminated by giving six months' notice to the end of the quarter. If longer periods of notice than the above are stipulated by law, they shall apply to both parties. The right to termination for cause shall remain unaffected thereby.

(2)	Termination requires the written form for being effective.

(3)	Without termination the employment shall expire at the end of the month preceding the first payment of old age insurance benefits, at latest after expiry of that month as from which you are entitled to full old age insurance benefits.

(4)	In any case, the employment ends upon expiry of the month in which you reach the retirement age stipulated by law.

(5)
If your employment with VWR is terminated (i) by VWR without Cause (as defined on Annex 1) or (ii) by you for Good Reason (as defined on Annex 1), you will be entitled to receive (A) an aggregate amount equal to one and a half times the sum of your base salary then in effect and your target bonus for the year in which such termination occurs, payable in equal installments on VWR's regular payroll dates during a period of twelve months after such termination and (B) continued health benefits for a period of twelve months after such termination.

(6)
The payments (and benefits) described in the immediately preceding sentence and paid (or rendered) more than sixty (60) days after your termination are subject to your execution of a general release of all current and future claims in the form of a consent form. VWR will send this consent form within fifty (50) days of your termination. You agree to be subject to those restrictions set forth on Annex 1.

(7)
If you incur a Disability (as defined on Annex 1), you will be entitled to receive a lump-sum payment, as soon as practicable following your Disability but in no event later than March 15 of the calendar year following the calendar year in which such Disability is incurred, in an amount equal to the target amount of your bonus for the year in which such Disability is incurred, prorated for the portion of such year during which you were employed with VWR. In addition, you shall be entitled to receive payments of your base salary until payments to you under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of your termination of employment.

(8)
If your employment with VWR is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to receive a lump-sum payment as soon as practicable following your death but in no event later than March 15 of the calendar year following the calendar year in which your death occurs, in an amount equal to the target amount of your bonus for the year in which your death occurs, prorated for the portion of such year during which you were employed with VWR.

(9)
You shall be under no obligation to seek other employment for any reason or to    mitigate any severance payments following a termination of your employment with VWR for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with VWR on account of any compensation attributable to any employment subsequent to your employment with VWR. Either you or VWR may terminate your employment with VWR at any time.

(10)
Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation or benefits from VWR after termination of your employment with VWR, except as otherwise specifically provided for in VWR's employee benefit plans or as otherwise expressly required by applicable law.

§ 16 - Release from Work
We are entitled to release you from work upon termination of the employment until expiry of the period of notice taking into account the outstanding vacation and other work time bonuses while continuing to pay the remuneration to which you are entitled insofar as we have reasonable interests in your premature suspension warranting protection.
§ 17 - Return of Documents and Other Items
We retain title to all documents or other items such as samples, catalogues, price lists, drawings, etc. provided to you. They are to be returned at our request and after termination of the employment agreement; in case of suspension they are to be returned immediately and without being requested to do so.
§ 18 - Cut-off Periods

(1)	The claims of both parties from the employment are to be asserted in writing within a cut-off period of three months after the due date. After expiry of this period the assertion is excluded.

(2)	If the other party rejected the claim in writing or did not respond timely, the claim is to be enforced legally within a period of three months.
§ 19 - Final Provisions

(1)
This Employment Agreement constitutes the entire agreement between the parties. Any collateral agreements have not been made. Previous written or oral arrangements or employment agreements are canceled herewith. The general corporate provisions shall also apply to this Employment Agreement.

(2)	Modifications of and / or supplements to this agreement require the written form for being effective. Oral or implicit agreements on the revocation of the written form are ineffective.

(3)	Should provisions of this agreement be legally ineffective in whole or in part, the remaining provisions shall remain unaffected thereby.
Darmstadt, 23. November 2015

VWR International Management Services GmbH & Co. KG		I herewith agree to the above provisions:

November 23, 2015	(date)
/s/ Henrik Russmann		/s/ Dr. Nils Clausnitzer
Henrik Russmann		Dr. Nils Clausnitzer